Exhibit 10.22

AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement is entered into as of June 1, 2010 between EcoReady Corporation, a Nevada corporation with its principal offices located in Florida (the "Company"), and Boris Rubizhevsky ("Employee"), in replacement of the Employment Agreement between the parties dated February 1, 2010.

In consideration of the mutual covenants contained in this Agreement, the Company and Employee agree as follows:

1.            Employment.

During the term of this Agreement (as defined in Sections 2 and  4), the Company  shall employ Employee, and Employee hereby accepts such employment by the Company , in accordance with the terms and conditions set forth in this Employment Agreement.

(a)            Position and Duties.  Employee shall serve as the President and CEO of the Company.   Employee shall perform all duties, services and responsibilities and have such authority and powers for and on behalf of, the Company as are customary and appropriate for such position and as are established from time to time by, or in accordance with procedures established by, the Company’s Board of Directors. Employee shall be accountable to, and shall only report to the Company’s Board of Directors in connection with the performance of all his duties, services and responsibilities and the exercise of his authority and power hereunder.

(b)            Performance.  Employee shall perform the duties called for under this Agreement to the best of his ability and shall devote all of his business time, energies, efforts and skill to such duties during the term of his employment.  Employee shall be based at and be expected to perform his duties at the Company offices and at other geographic locations as required, and shall include for reasonable travel incidental to the performance of his duties under this Employment Agreement.

2.            Term.

The term of Employee’s employment under this Agreement shall begin on the date of this Agreement and shall continue for 36 months, or until terminated pursuant to Section 4.  This Agreement shall thereafter renew automatically for additional 12 month terms unless either party gives notice of cancellation not less than 60 days prior to the end of any term.

3.            Compensation, Expenses and Benefits.

As full compensation for Employee’s performance of his duties pursuant to this Agreement, the Company shall pay Employee during the term of this Agreement, and Employee shall accept as full payment for such performance, the following aggregate amounts and benefits:

(a)           Salary. As salary for Employee’s services to be rendered under this Agreement, the Company shall pay Employee an aggregate salary, payable monthly in arrears, at the rate of $5,000 per month.

(b)           Bonus.  The Company may pay Employee a bonus, in such amount and at such time as shall be determined by the Company’s Board of Directors or its Compensation Committee and any bonus to which Employee may be entitled to under any Executive Officer Bonus Plan now or hereafter in effect. The Board of Directors of the Company or the Compensation Committee shall review Employee’s salary and bonus at least once a year to determine the amount, if any, of Employee’s salary increase and discretionary bonus.

(c)           Business Expenses.  The Company shall pay or reimburse Employee for all reasonable, ordinary and necessary travel expenses including airfare, car rental and lodging, cellular phone, Internet access, entertainment, meals, and other out-of-pocket expenses incurred by Employee in connection with the Company’ businesses, for which Employee submits appropriate receipts and which are consistent with Company policy or have been authorized by the Company’ Boards of Directors.

(d)           Benefits. Employee shall be eligible to participate in all fringe benefits, including major medical and dental insurance, a 401(k) plan, retirement plans and other employee benefit plans, applicable to other similar employees of the Company, when and if adopted and made available during the term of this Agreement to employees with similar periods of service, subject to any eligibility or other requirements for participating in such fringe benefits and to the actual existence of the respective plans.  Initially, Employee shall be entitled to medical and dental insurance for Employee and Employee's dependents under a company sponsored plan to be established as soon as possible for the Company for its employees.

(e)           Indemnification; Directors and Officers Insurance.  The Company shall, to the fullest extent authorized or permitted by the Nevada Business Corporation Act, defend, indemnify and hold Employee, his heirs, executors, administrators and other legal representatives, harmless from and against any and all claims, suits, debts, causes of action, proceedings or other actions, at law or in equity, including costs and reasonable attorney fees which any person or entity may have had, now has or may in the future have with respect to Employee’s service to the Company as an officer, employee or agent thereof.  This provision shall survive the termination of this agreement. In addition, the Company will use its best efforts to maintain appropriate insurance for its directors and officers, which provides coverage of not less than $1,000,000 and shall be reasonably acceptable to Employee in scope.

(f)            Vacation.  Employee will be eligible for vacation in accordance with corporate policy which will allow for a minimum of ten (10) days per calendar year of paid vacation time each calendar year for the first three (3) years of employment and fifteen (15) days for each calendar year after three (3) full years of employment.  No vacation shall be accrued or carried over from one calendar year to another.

4.            Termination.

(a)            Death.  Employee’s employment under this Employment Agreement shall terminate immediately upon Employee’s death.

(b)            Disability.  Employee’s employment under this Employment Agreement shall terminate at the Company’s option, immediately upon notice to Employee given after Employee’s “total disability”, but no earlier than the later of (i) the day after six (6) consecutive months during which Employee suffers from a “total disability” and (ii) the day that Employee is eligible to begin receiving disability benefits under the insurance policy or its equivalent provided in Section 3 of this Agreement, assuming such condition continues, all, if permitted by such insurance policy or its equivalent, as determined by a doctor chosen by the Company and a doctor chosen by Employee, if necessary, a doctor mutually chosen by such doctors. Employee shall continue to receive compensation pursuant to Section 3 during the period prior to the termination of Employee’s employment pursuant to this Section 4 (b), less any disability benefits Employee receives pursuant to the insurance policy or its equivalent provided by Section 3 with respect to such period. There shall be no deduction for disability benefits received by Employee if Employee pays the premiums on such disability insurance policy.

(c)            With Cause. The Company shall have the right, upon written notice to Employee, to terminate Employee’s employment under this Employment Agreement for “cause”. Such termination shall be effective immediately upon Employee’s receipt of such written notice. “Cause” means breach by Employee of any Confidentiality Agreement by and between Employee and the Company, if such breach has a material adverse effect on the Company; intentional failure by the Employee to perform his duties under this Employment Agreement;  gross neglect; gross abuse of office amounting to a breach of trust; fraud; or any conviction of a felony which conviction shall have a material adverse effect upon the Company; provided that intentional failure to perform his duties under this Employment Agreement, gross neglect, and gross abuse of office amounting to breach of trust shall constitute “cause” only if Employee fails to terminate such actions within thirty (30) business days after written notice of such “cause” from the Company to the Employee.

(d)            Without Cause - Company.  The Company shall have the right, upon written notice to the Employee, to terminate Employee’s employment under this Employment Agreement without “cause”. Such termination shall be effective thirty days after the receipt of such notice. A change of control of the Company without the consent of Employee may, at the sole election of Employee, be considered as a termination Without Cause - Company for purposes of this Agreement.

(e)            Without Cause – Employee.  The Employee shall have the right, upon written notice to the Company, to terminate Employee’s employment under this employment Agreement without “cause”.

5.            Effects of Termination.

(a)           If Employee’s employment under this Employment Agreement is terminated pursuant to Sections 4 (a), 4(b), or 4(c) or if Employee resigns pursuant to Section 4 (e), the Company’s obligations under this Employment Agreement, including obligations under Section 3, shall end except for the Company’s obligations to: (i) reimburse Employee (or his estate) for all out  of pocket expenses incurred and unpaid pursuant to Section 3 of this Agreement and all vacation leave and other benefits actually due pursuant to Section 3 accrued and unpaid through the date of termination; and (ii) in the event of termination pursuant to Section 4 (b), pay to Employee all salary and bonus compensation pursuant to Section 3 through the effective date of termination.

(b)           Notwithstanding anything to the contrary in this Employment Agreement or any other agreement between the parties, if Employee’s employment is terminated pursuant to Section 4(d), in addition to providing the benefits described in Section 5 (a):

(i)            The Company shall pay and/or provide to Employee all compensation, expenses, rights and benefits provided for under Section 3 hereof, except benefits provided under Section 3 (b) and 3 (f), as if termination by the Company pursuant to Section 4 (d) had not occurred and which shall continue for the remainder of the then term of this Agreement, but for not less than a period of six (6) months from the date of termination;

(ii)            Employee shall not be bound by the terms of sections 6. and 7 of this agreement.

6.            Solicitation of Employees and Consultants.

(a)           Provided that the Company is not in default under this Employment Agreement, including but not limited to Section 3 of this Agreement, then upon termination of Employee’s employment with the Company under this Agreement, with cause by the Company or without cause by the Employee, then Employee shall not, for a period of one (1) year following the date of such termination:

(i)            Solicit or attempt to hire any person who is then employed by the Company or its subsidiaries or who, to Employee’s knowledge, was employed by the Company or its subsidiaries at any time during the year before the termination of Employee’s employment with the Company under this Agreement; or

(ii)            Encourage any such person to terminate his or her employmentwith the Company or its subsidiaries.

7.            Covenant Not to Compete.

Provided that the Company is not in default under this Employment Agreement, including but not limited to Section 3 of this Agreement, then upon termination of Employee’s employment with the Company under this Agreement with cause by the Company or without cause by the Employee, for a period of one (1) year following the date of such termination, Employee shall not, directly or indirectly, himself, or through or for an individual, person or entity wherever located engage in the business of marketing, selling or distributing any product which the Company was then marketing, selling or distributing at the time of such termination, or contact, solicit or otherwise do business with any customer of Company at the time of such termination; provided, that Employee may own, for investment purposes only, up to 3% of the stock of any publicly traded business or fund engaged in the business of marketing, selling or distributing any product which the Company was then marketing, selling or distributing at the time of such termination, whose stock is either listed on a national stock exchange or on The Nasdaq National Market (if Employee is not otherwise affiliated with such business).

8.            Return of Documents.

Upon termination of Employee's employment with the Company for any reason, all documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, diaries, records, customer lists, notebooks, and similar repositories of or containing confidential information, including all copies thereof, then in Employee’s possession or control, whether prepared by Employee or others, shall be left with, or forthwith returned by Employee to, the Company.

9.            Company’ Remedies.

Employee acknowledges and agrees that the covenants and undertakings contained in Sections 1(b), 6, 7 and 8 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of such Sections will cause irreparable injury to the Company, the amount of which will be difficult, if not impossible, to estimate or determine and which cannot be adequately compensated.  Therefore, Employee agrees that the Company, in addition to any other available remedies under applicable law and subject to Paragraph 17 of this Agreement, shall be entitled, as a matter of course, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Employee and such other persons as the court shall order.

10.          Employee’s Remedies.

Employee’s remedy against the Company for breach of this Agreement and/or wrongful termination of his employment is the collection of any compensation due him as provided in Sections 3 and 5 and such other remedies as are available to Employee under law or in equity, subject to Paragraph 17 of this Agreement.

11.          Assignment.

The Company shall not be required to make any payment under this Agreement to any assignee or creditor of Employee, other than to Employee's legal representative or his estate on death or disability.  Employee’s obligations under this Agreement are personal and may not be assigned, delegated or transferred in any manner and any attempt to do so shall be void.  Employee, or his legal representative, shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right of Employee under this Agreement. The Company may not assign this Agreement without Employee’s consent.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company, Employee and their permitted successors and assigns.

12.          Company’ Obligations Unfunded.

Except for any benefits under any benefit plan of the Company that are required by law or by express agreement to be funded, it is understood that the Company’ obligations under this Agreement are not funded, and it is agreed that the Company shall not be required to set aside or escrow any monies in advance of the due date of the payment of such monies to Employee.

13.          Notices.

(a)            To Employee.  Any notice to be given under this Agreement by the Company to Employee shall be deemed to be given if delivered to Employee in person or three business days after mailed to him by certified or registered mail, postage prepaid, return receipt requested, to:

Boris Rubizhevsky
10 Blackledge Court
Closter NJ 07624

or at such other address as Employee shall have advised the Company  in writing.

(b)            To the Company.  Any notice to be given by Employee to the Company shall be deemed to be given three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, to:

EcoReady Corporation
1365 N. Courtenay Parkway, Suite A
Merritt Island, FL 32953

or at such other address as the Company shall have advised Employee in writing.

14.          Amendments.

This Agreement shall not be amended, in whole or in part, except by an agreement in writing signed by the Company and Employee.

15.          Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and all prior agreements or understandings, oral or written, are merged in this Agreement and are of no further force or effect.  The parties acknowledge that they are not relying on any representations, express or implied, oral or written, (relating to any aspect of Employee's current or future employment or otherwise), except for those stated in this Agreement.  Employee further acknowledges that his sole rights and remedies with respect to any aspect of his employment or termination of his employment are provided for in this Agreement.

16.          Captions.

The captions of this Agreement are included for convenience only and shall not affect the construction of any provision of this Agreement.

17.          Arbitration .

The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration on the following terms:

(a)           It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.  On the expiration of such five business days the party who gave such notice may proceed to refer the dispute to arbitration as provided for below.

(b)           The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for.  If the other party shall fail to appoint an arbitrator within five business days after receiving actual notice of the appointment of the first arbitrator, then the proceeding may continue with only one arbitrator so appointed, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed in accordance with the rules for commercial arbitration of the American Arbitration Association.  Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with the rules for commercial arbitration of the American Arbitration Association and shall be conducted in the State of Florida.  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for by the rules for commercial arbitration of the American Arbitration Association, or this section.

 After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

(c)           The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them, and there shall be no appeal from such award.  Any such award may be filed thereafter in any court of competent jurisdiction in order to enforce the said award, and shall have the same force and effect as a judgment in favor of the party in his favor the award was entered and against the other party to the arbitration.

(d)           Any award in the arbitration shall be limited to actual contractual damages, and there shall be no award of consequential or punitive damages, attorneys’ fees or other expenses.  Each party expressly waives and disclaims the right to a jury trial relating to or arising out of this Agreement and expressly accepts the arbitration procedure set forth herein as the sole means of resolving any disputes or disagreements.

18.          Severability.

All provisions, agreements, and covenants contained in this Agreement are severable, and in the event any of them shall be held to be illegal, void or invalid by any competent court or under any applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain binding in accordance with their terms.

19.          No Waiver.
No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

20.          Consultation with Counsel.
Employee acknowledges that he has been given the opportunity to consult with his personal legal counsel concerning all aspects of this Agreement and the Company have urged Employee to so consult with such counsel.

21.          Conflicts.
Employee represents and warrants that his execution, delivery and performance of this Agreement will not (i) constitute a breach or violation of any agreement or arrangement to which he is a party or by which the is bound; (ii) constitute a violation of any order, judgment or decree to which he is a party; or (iii) require the consent of any third party.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the date and year first above written.

EcoReady Corporation

By:	/s/ BORIS RUBIZHEVSKY
Its:	Chairman

/s/ Boris Rubizhevsky
Boris Rubizhevsky